EXHIBIT 10.18

FORM OF AMENDED TRADE VENDOR EXTENSION AGREEMENT

     AGREEMENT, made as of November 15, 2006 among Whitehall Jewellers, Inc. (the “Company”), Prentice Capital Management, LP (together with its affiliates, the “Investor”), and the undersigned suppliers (each a “Participating Supplier,” and, collectively, the “Participating Suppliers”) of memo goods (“Memo Goods”) and/or asset goods (“Asset Goods”) to the Company; and

     WHEREAS, the Company and the Investor are parties to a Bridge Term Loan Credit Agreement dated October 3, 2005 (as amended on or about February 1, 2006, the “Bridge Loan”), pursuant to which the Company has borrowed funds from the Investor; and

     WHEREAS, the Company represents that, to the best of its knowledge, the aggregate amount due and owing to all of the suppliers of Memo Goods and Asset Goods to the Company (collectively, the “Suppliers”) who hold claims against the Company as of September 23, 2005 with respect to those asset merchandise invoices and memo merchandise invoices that remain unpaid per the Company's records (the “Trade Debt”), was approximately $44,533,950 (less the aggregate amount of the Settlement Payments (as defined below) that have been paid prior to the effective date of this Agreement); and

     WHEREAS, the Company has offered to satisfy the Trade Debt in accordance with the terms contained in this Agreement; and

     WHEREAS, the Investor has provided to the Company the Bridge Loan, the proceeds of which has been used by the Company to pay, among other things, a portion of the Trade Debt; and

     WHEREAS, each of the Participating Suppliers has entered into that certain agreement entitled Terms for Treatment of Trade Indebtedness of Whitehall Jewellers, Inc. (the “Term Sheet”) in exchange for (i) the Company and the Investor entering into the Term Sheet, (ii) the Investor agreeing to provide the Bridge Loan to the Company to pay, among other things, a portion of the Trade Debt, and (iii) the Company agreeing to pay the Trade Debt as set forth in the Term Sheet; and

     WHEREAS, the Company, the Investor and the Participating Suppliers wish to enter into this Agreement in furtherance of the agreements made in the Term Sheet.

     NOW, THEREFORE, it is agreed:

1.      PAYMENT TERMS FOR TRADE DEBT

     1.1. Payment Schedule. The Company shall satisfy the Trade Debt on the following basis:

     (a) Twenty-five (25%) of the Trade Debt due and owing each Participating Supplier has previously been paid by the Company to each Participating Supplier on or about November 2, 2005 (the “First Payment”);

     (b) Twelve and one-half percent (12.5%) of the Trade Debt due and owing each Participating Supplier has previously been paid by the Company in cash to such Participating Supplier on or about December 23, 2005 (the “Second Payment”);

     (c) Twelve and one-half percent (12.5%) of the Trade Debt due and owing each Participating Supplier has previously been paid by the Company in cash to such Participating Supplier on or about January 16, 2006 (the “Third Payment”); and

     (d) Fifty percent (50%) of the Trade Debt due and owing each Participating Supplier plus all accrued Interest (defined below) shall be paid by the Company in cash to such Participating Supplier on or before September 30, 2007 (the “Final Payment” and collectively with the First Payment, Second Payment and Third Payment, the “Settlement Payments”), which Final Payment shall be collectively evidenced by the Notes (as defined below).

     1.2. Return Of The Notes. To the extent that the Company satisfies the Final Payment through payments to the Participating Suppliers, the Company’s obligations under the corresponding Notes issued to such Participating Suppliers will be credited accordingly. Promptly upon receiving its appropriate share of the Final Payment, each Participating Supplier shall return the applicable Note to the Company marked, and the Note shall be deemed to be, “satisfied in full.”

     1.3. Trade Debt Deemed Fully Satisfied. The Company's payment obligations under Section 1.1 of this Agreement shall supersede and replace its obligations to pay the Trade Debt, as reconciled under Section 7 below, under any other applicable agreements or applicable laws. Upon the Company's completion of the Settlement Payments, (i) the Trade Debt of each Participating Supplier shall be deemed satisfied in full, and (ii) each Participating Supplier shall forgive and shall be deemed to have released the Company from, any and all other debts due or owing to them by the Company as of September 23, 2005, including any and all amounts in excess of such Participating Supplier's Trade Debt that could have or should have been invoiced to the Company prior to or on September 23, 2005 (subject only to Section 4.2 herein).

     1.4. Withdrawal of Pending Notices of Default. To the extent that any Participating Supplier has previously issued or served a notice of default, breach, termination, or other similar notice, or a demand for return of goods, to the Company with respect to the Trade Debt or such Participating Supplier's willingness to supply goods to the Company, the execution of this Agreement shall constitute such Participating Supplier's withdrawal and waiver of any such notice or demand.

2.      NOTES

     2.1. Collective Amount. The Final Payment shall be evidenced by unsecured promissory notes (the “Notes”) issued to each of the Participating Suppliers in an aggregate original principal amount equal to fifty percent (50%) of the Trade Debt due and owing to all of the Participating Suppliers. Each of the Notes shall be in substantially the form of the Promissory Note annexed hereto as Exhibit I.

     2.2. Issuance And Amount Of Individual Notes. The Company shall issue the Notes to the Participating Suppliers on a rolling basis as soon as practicable after the Trade Debts of Participating Suppliers are reconciled in accordance with Section 7 below. The original principal amount of each Note issued to a Participating Supplier shall be equal to fifty percent (50%) of the amount of the Trade Debt due and owing to that Participating Supplier as reconciled in accordance with Section 7 below.

     2.3. Maturity. The Notes shall have a maturity date of September 30, 2007 (the “Maturity Date”), with the principal balance of the Notes payable on the Maturity Date.

     2.4. Interest. Starting retroactively to January 17, 2006, the Notes shall accrue interest on the unpaid principal amounts thereof at the rate of six percent (6%) per annum through the date the Notes are paid in full (“Interest”), payable on the Maturity Date or such earlier date on which the Notes are paid in full.

3.      ASSET GOODS

     3.1. Payment Terms For Deliveries Made After December 15, 2005. The Company shall pay each Participating Supplier for Asset Goods delivered by such Participating Supplier and received by the Company, after December 15, 2005, within ninety (90) days after receipt by the Company of an invoice for such Asset Goods.

     3.2. Commercially Reasonable Efforts. Each Participating Supplier shall use its commercially reasonable efforts to satisfy all shipping deadlines for Asset Goods set forth in its purchase orders placed on or after September 26, 2005 that are hereafter accepted by the respective Participating Supplier in its sole and absolute discretion.

4.      MEMO GOODS

     4.1. Payment Terms. From and after January 16, 2006, the Company shall reconcile its Memo Goods sales balances to its general ledger every Monday for transactions occurring during the previous week (through Sunday). The Company shall then issue Memo Goods sales reports based on such reconciliations to applicable Participating Suppliers every Tuesday, and pay applicable Participating Suppliers for such Memo Goods (by wire transfer to the extent timely requested by applicable Participating Suppliers) within fifteen (15) days after such goods are reported as sold.

     4.2. Unreported Sales Of Memo Goods. Notwithstanding anything to the contrary contained in this Agreement, (a) each Participating Supplier shall have the right until September

30, 2007 to reconcile reported sales of its Memo Goods delivered to the Company prior to such date, and (b) no unreported sales of Memo Goods shall be subject to the provisions of Section 1.3 above.

     4.3. Commercially Reasonable Efforts. Each Participating Supplier shall use its commercially reasonable efforts to satisfy all shipping deadlines for Memo Goods set forth in the Company's outstanding purchase orders, as amended and agreed to by the Company and the respective Participating Supplier, and in all purchase orders placed on or after September 26, 2005, which are hereafter accepted by the respective Participating Supplier in its sole and absolute discretion.

     4.4. Recognition of Security Interests.

     (a) Each of the Participating Suppliers agrees not to challenge the valid and perfected security interests of the Investor and the Senior Lenders in the Company's assets.

     (b) Each of the Participating Suppliers disclaims any interest in the collateral of the Senior Lenders.

     4.5. Store Closing/Going Out Of Business Sales. In the event of a store closing or going out of business sale at any of the Company’s stores where Memo Goods of Participating Suppliers have been delivered and remain unsold, the Company may, at its option and in its sole and absolute discretion, (a) keep Memo Goods in place at the applicable stores provided that the Company pays to the Participating Suppliers the regularly invoiced amount for any sales of such Memo Goods, (b) return Memo Goods to Participating Suppliers, or (c) move Memo Goods to other Company stores.

5.      SENIOR CREDIT FACILITIES

Between the period from September 23, 2005 through September 30, 2007 (or such later date upon which the Notes are satisfied in full), the senior credit facilities (“Senior Credit Facilities”) of the Company's existing senior secured lenders (collectively, the “Senior Lenders”) shall contain no financial performance covenants by the Company other than a minimum excess availability covenant.

6.      EXECUTION OF AGREEMENT AFTER EFFECTIVE DATE

     6.1. Rights. Any Supplier that executes this Agreement after the effective date hereof, but not later than January 15, 2007 (each a “Subsequent Participating Supplier”), shall be entitled to the rights and be bound by the obligations conferred herein to the Participating Suppliers.

     6.2. Payment Terms. To the extent that a Subsequent Participating Supplier did not receive its applicable share of the First Payment, the Second Payment, or the Third Payment, the Company shall promptly pay the Subsequent Participating Supplier its applicable share of those Payments promptly upon its execution of this Agreement.

7.      RECONCILIATION OF TRADE DEBT

     7.1. Trade Debt Amount Per Company's Records. The Trade Debt due and owing to a Participating Supplier or Subsequent Participating Supplier, as the case may be, according to the Company's books and records (and after crediting the accrued marketing and purchase rebates earned by the Company as of September 23, 2005 (“Rebate Credit”)) is reflected in Schedule II attached hereto. The Company acknowledges, confirms and agrees that for the purposes of calculating the Settlement Payments, (i) such amount reflected on Schedule II is due and owing to the respective Participating Supplier (or Subsequent Participating Supplier) without offset, defense or counterclaim, (ii) the Rebate Credit has been applied on a proportionate basis according to the percentage of the Trade Debt that each Settlement Payment represents, and (iii) to the extent that the Company fails to make any Settlement Payment to a Participating Supplier (or a Subsequent Participating Supplier), the portion of the Rebate Credit that was previously applied to such Settlement Payment shall become due and owing to such Participating Supplier (or Subsequent Participating Supplier).

     7.2. Objection Deadline. Unless a Participating Supplier (or Subsequent Participating Supplier) timely submits to the Company a written objection (“Trade Debt Objection”) to the amount set forth in Schedule II, such Participating Supplier (or Subsequent Participating Supplier) shall be deemed to have agreed and acknowledged that the amount reflected on Schedule II is the total Trade Debt owed to that Participating Supplier (or Subsequent Participating Supplier). Any Trade Debt Objections must be delivered to the Company in writing and in the manner specified for notices to the Company pursuant to Section 14.1(a) below. Participating Suppliers must submit any Trade Debt Objections so that they are delivered, placed with an overnight courier, or postmarked for certified or registered mail no later than January 15, 2007. Subsequent Participating Suppliers must submit any Trade Debt Objections so that they are delivered, placed with an overnight courier, or postmarked for certified or registered mail no later than January 30, 2007.

     7.3. Trade Debt Amount for Payment Purposes. Unless and until the Company and the applicable Participating Supplier (or Subsequent Participating Supplier) settle, adjust or otherwise resolve any timely Trade Debt Objection submitted to the Company pursuant to Section 7.2 hereof, the Trade Debt amount set forth by the Company on Schedule II shall be used, without prejudice (subject to Section 7.4 below), to calculate the Settlement Payments due to the Participating Supplier (or Subsequent Participating Supplier).

     7.4. Dispute Resolution Process.

     (a) If a Participating Supplier (or Subsequent Participating Supplier) timely submits a Trade Debt Objection under Section 7.2 hereof with regard to the Trade Debt amount reflected on Schedule II, and such dispute is not consensually resolved within 30 days after the Company's receipt of such Participating Supplier's (or Subsequent Participating Supplier's) Trade Debt Objection, then the Trade Debt Objection shall be resolved by submission to Anchin Block & Anchin, LLP (“ABA”) provided that ABA has no conflict of interest due to its connections with either party. If ABA has such a conflict of interest and the conflict is not waived by the Company and the Participating Supplier (or Subsequent Participating Supplier), a third party accounting firm (the “Trade Debt Accountants”) located in the United States and selected jointly by the Company and the Participating Supplier (or Subsequent Participating Supplier) shall resolve the Trade Debt Objection.

     (b) If a Trade Debt Objection is submitted to ABA or the Trade Debt Accountants for resolution: (i) each party shall furnish to ABA or the Trade Debt Accountants such work papers and other documents and information relating to the disputed issues as ABA or the Trade Debt Accountants may request and are available to that party, and shall be afforded the opportunity to present to ABA or the Trade Debt Accountants any material relating to the determination and to discuss the determination with ABA or the Trade Debt Accountants; (ii) the determination by ABA or the Trade Debt Accountants, as set forth in a notice delivered to the Company and the objecting Participating Supplier (or Subsequent Participating Supplier) by ABA or the Trade Debt Accountants, shall be binding and conclusive on the parties; and (iii) the fees for ABA or the Trade Debt Accountants for such determination shall be allocated one-half to the Company and one-half to the objecting Participating Supplier (or Subsequent Participating Supplier) unless otherwise allocated by ABA or the Trade Debt Accountants.

8.      CONDITIONS PRECEDENT

     8.1. Conditions Precedent To The Parties' Obligations. The following are conditions to the Company's and the Participating Suppliers' obligations under this Agreement, which conditions must be satisfied or waived in accordance with Section 8.2 hereof:

     (a) execution and delivery of this Agreement by Suppliers holding not less than 90% of the Company's total Trade Debt;

     (b) no law or injunction or other legal restraint exists that restrains, enjoins or otherwise prevents the Company's making of the Settlement Payments or entry into any other transactions contemplated hereby; and

     8.2. Waiver of Conditions. The Company, the Investor, and the Participating Suppliers may waive, upon written agreement by all parties, compliance with any of the conditions set forth in Section 8.1 hereof.

9.      EFFECTIVE DATE

The effective date of this Agreement shall be the first date on which all of the conditions precedent described in Section 8.1 hereof have occurred or been waived in accordance with Section 8.2.

10.      STANDSTILL

     10.1. Forbearance of Exercise of Remedies. With respect to each Participating Supplier, for as long as the Investor and/or the Company comply with the terms and conditions of this Agreement, including, without limitation, the payment of Settlement Payments to such Participating Supplier in the manner herein specified and the payment to such Participating Supplier of all invoices for goods delivered by such Participating Supplier after September 23, 2005, such Participating Supplier shall: (i) accept the Settlement Payments pursuant to the schedule and on the terms specified herein; (ii) forbear from exercising any remedy to collect the Trade Debt, or any portion of the Trade Debt, including without limitation, (X) making demands for payment or return of merchandise relating to the Trade Debt, or (Y) joining in a petition to commence an involuntary case for or against the Company under any chapter of the United States Bankruptcy Code or other proceeding seeking the liquidation or reorganization of Company, or other relief against the Company under any bankruptcy, insolvency or other similar federal, state, or local law now or hereafter in effect, or seek the appointment of a trustee, receiver, custodian or other similar official for any or all of the Company's assets or property (each, an “Insolvency Proceeding”), and hereby waives its right to any such remedy relating to the Trade Debt; and (iii) provide merchandise to the Company on the terms set forth in this Agreement; provided, however, that prior to such Participating Supplier’s termination of the foregoing obligations, such Participating Supplier must have given written notice to the Investor and the Company of any failure to comply with the terms and conditions of this Agreement and the Investor or the Company must have failed to cure such non-compliance within ten (10) business days of receiving such notice, and such Participating Supplier must not have waived the failure to comply.

     10.2. Irreparable Harm. Each Participating Supplier acknowledges that the violation of such Participating Supplier's agreement to forbear from exercising any remedy to collect the Trade Debt will cause irreparable harm to the Company and agrees that any such violation shall give rise, but is not limited, to the following remedies (which constitute the remedies available to the Company and as to which each Participating Supplier hereby waives all defenses): (i) immediate injunctive relief as may be necessary to restore the status quo; (ii) release of the Company’s obligations under any Note issued to such Participating Supplier and loss of such Participating Supplier’s interest in any Settlement Payments not yet paid under this Agreement; and (iii) any applicable damages for commencing any Insolvency Proceeding; provided, however, that with respect to a demand for the return of merchandise evidenced by Trade Debt, the Company's sole remedy shall be to credit the amount owed under the respective Participating Supplier's Note and any corresponding payment proposed by this Agreement by the value (as evidenced by the invoice for such merchandise) of any merchandise actually returned by the Company.

11.      COMPANY'S BREACH AND REMEDIES

This Agreement shall be deemed breached by the Company upon the happening of a default in the performance of any of the terms, provisions and conditions of this Agreement, including the failure to timely make any of the Settlement Payments. The Company shall also be deemed to have breached this Agreement upon receipt of a notice of default issued by the Senior Lenders in accordance with the Senior Credit Facilities unless (i) such default is timely cured in accordance with the Senior Credit Facilities, or (ii) such notice of default is either revoked or waived by the Senior Lenders within five (5) business days of its issuance.

In the event of a breach of this Agreement by the Company with respect to the failure to make any Settlement Payments when due to any Participating Supplier, such Participating Supplier shall (i) be relieved of its obligations under Section 10.1 hereof, and (ii) have the right to accelerate all amounts due and owing under Section 1.1 above, plus the portion of the Rebate

Credit that the Company applied to any unpaid Settlement Payment to such Participating Supplier in accordance with Section 7.1 hereof; provided, however, that prior to such relief and/or acceleration, such Participating Supplier must have given written notice of such breach to the Company, the Company must have failed to cure such breach within ten (10) days of receiving such notice, and the Participating Supplier must not have waived the breach.

12.      REMEDIES UPON DEFAULT

Upon the occurrence and during the continuance of any default of this Agreement by the Company, the Participating Suppliers' sole remedies shall be those described in Section 11.

13.      TERMINATION

This Agreement shall terminate upon the earliest to occur of (i) receipt by the Participating Suppliers of the Settlement Payments, or (ii) September 30, 2007.

14.      MISCELLANEOUS

     14.1. Notices. Any notice or other communication to any party required or permitted hereunder shall be in writing, shall be given to such party at its address set forth below or at such other address as shall be furnished by any party by like notice to the others, and shall be delivered personally, sent by a recognized overnight courier such as Federal Express, or sent by certified or registered mail, return receipt requested and postage prepaid. Each such notice or other communication shall be deemed to have been duly given (i) as of the date of delivery, if delivered personally, (ii) upon the next business day after delivery to a recognized overnight courier service, or (iii) on the date of delivery or refusal shown on the return receipt therefor if sent by United States certified or registered mail, return receipt requested and postage prepaid. The parties acknowledge that the telephone and fax numbers provided below are for the convenience of the parties only; no notices which are given by telephone or facsimile transmission shall be deemed to have been duly given for purposes of this Agreement.

(a)	If to the Company, to:
Whitehall Jewellers, Inc.
125 South Wacker Drive, Suite 2600
Chicago, IL 60606

Attention:	General Counsel
Telephone:	(312) 782-6800
Facsimile:	(312) 469-5683

with a copy to:

Shaw Gussis Fishman Glantz
Wolfson & Towbin LLC
321 N. Clark Street, Suite 800
Chicago, IL 60610
Attention: Robert Fishman, Esq.

	Telephone:	(312) 541-0151
	Facsimile:	(312) 275-0567

(b)	If to the Investor, to:

Prentice Capital Management, LP
623 Fifth Avenue, 32nd Floor
New York, NY 10022

	Attention:	Jonathan Duskin
	Telephone:	(212) 756-8054
	Facsimile:	(212) 756-1480

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

	Attention:	Lawrence V. Gelber, Esq.
	Telephone:	(212) 756-2000
	Facsimile:	(212) 593-5955

(c)	If to a Participating Supplier, to:

The address reflected under each Participating Supplier's signature hereto.

     14.2. Entire Agreement. This Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement among the parties with respect to such transactions and supersede all prior agreements, written or oral, including the Term Sheet, with respect thereto.

     14.3. Waivers And Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company, the Investor and the Participating Suppliers, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

     14.4. Governing Law. This Agreement shall be governed by and construed in accordance with the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     14.5. Consent To Jurisdiction And Service Of Process. All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the District Court for the Southern

District of New York and the parties hereto each submit to the exclusive jurisdiction of the District Court for the Southern District of New York for adjudicating any such dispute. To the extent that the District Court for the Southern District of New York lacks jurisdiction over any such dispute, the parties alternatively agree to submit to the exclusive jurisdiction of the Courts of the State of New York residing in the Borough of Manhattan, for adjudicating any such dispute.

     14.6. Limitation Of Damages. Neither the Investor nor the Company shall be liable to any Participating Supplier for incidental, consequential, punitive, or exemplary damages arising in connection with this Agreement or the Term Sheet, or the performance, omission of performance, or termination thereof, even if the Investor or the Company have been advised of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action.

     14.7. Binding Effect; Assignment. The signature below of an authorized representative of a Participating Supplier shall constitute an acceptance by such Participating Supplier of the terms set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of each of the Company, the Investor and the Participating Suppliers and their respective successors, assigns, administrators, successors in interest and legal representatives.

     (a) Neither the Company nor the Investor may assign its rights or delegate its obligations hereunder to any person other than an affiliate thereof without the prior written consent of Participating Suppliers holding not less than 66% of the Company’s total Trade Debt, which consent shall not be unreasonably withheld. Any purported assignment by the Investor or Company without the prior written consent of the Participating Suppliers shall be deemed void unless such consent is unreasonably withheld.

     (b) No Participating Supplier may assign its rights and/or duties under this Agreement or its Note without the prior written consent of the Company, in its sole discretion, except with respect to credit insurance and factoring arrangements for new shipments, if applicable; provided, however, that any Participating Supplier may assign its rights under this Agreement and its Note without the prior written consent of the Company if such Participating Supplier (i) provides the Company and the Investor with written notice of any proposed assignment at least ten business days in advance of such assignment, and (ii) the Investor does not offer to acquire such rights from the Participating Supplier upon the same terms of the proposed assignment within five business days in advance of such assignment. Any purported assignment by a Participating Supplier in violation of this paragraph shall be deemed void.

     14.8. Related Documents. The rights, benefits and obligations of Participating Suppliers are subject to and qualified entirely by the terms and conditions of the Notes.

     14.9. Alternate Transactions. This transaction has been negotiated by the Company, the Investor and the Participating Suppliers. The Participating Suppliers reserve the right not to enter into the same transaction or any other transaction with any other investor, except in their sole and absolute discretion.

     14.10. Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”

     14.11. Counterparts. This Agreement may be executed by the parties hereto in one or more original or facsimiled counterparts, and all such counterparts shall together constitute one and the same instrument. Each counterparty may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     14.12. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     14.13. Interpretation. The parties acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

     14.14. Severability of Provisions.

     (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

     (b) If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

     14.15. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto and their respective successors and assigns) any legal or equitable right, remedy or claim under or by reason of this Agreement.

******

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

WHITEHALL JEWELLERS, INC. By: Name: Title:

By:

Name:

Title:

PRENTICE CAPITAL MANAGEMENT, LP

By:

Name:	Jonathan Duskin

Its:	Managing Director

PARTICIPATING SUPPLIER:

By:

Name:

Title:

Facsimile:

ACKNOWLEDGED AND AGREED, WITH RESPECT TO SECTIONS 4 AND 5

LASALLE BANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title: